Exhibit 99.1

Alaska Communications Announces Expiration and Final Results

of Tender Offer for its Outstanding 6.25% Convertible Notes due 2018

ANCHORAGE, Alaska, April 14, 2017 — Alaska Communications Systems Group, Inc. (NASDAQ: ALSK) (the “Company”) announced today the expiration and final results of the Company’s previously announced offer to purchase (the “Tender Offer”) for cash any and all of its outstanding 6.25% Convertible Notes due 2018 (the “Notes”).

The Tender Offer expired at 12:00 midnight, New York City time, on April 14, 2017 (one minute after 11:59 p.m., New York City time, on April 13, 2017). As of the expiration of the Tender Offer, $83,956,000 aggregate principal amount of the Notes, representing approximately 89.31% of the outstanding Notes, were validly tendered and not validly withdrawn pursuant to the Tender Offer. The Company has accepted for purchase all Notes that were validly tendered and not validly withdrawn pursuant to the Tender Offer at the expiration of the Tender Offer at a purchase price equal to $1,037.50 per $1,000 principal amount of Notes (plus accrued and unpaid interest on such Notes, if any, up to but not including the settlement date). The Company expects to settle the Tender Offer on April 17, 2017.

After that settlement, approximately $10,044,000 aggregate principal amount of the Notes will remain outstanding.

Odeon Capital Group LLC acted as dealer manager for the Tender Offer and Global Bondholder Services Corporation served as the information agent and the depositary for the Tender Offer.

This press release shall not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities.

Forward-Looking Statements

This press release includes certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those relating to settlement of the Tender Offer and payment of the Notes, are based on management’s beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control. Such factors include, without limitation, Federal and Alaska Universal Service Fund changes, the Company’s ability to meet the terms and conditions of its credit facility and the related credit agreement, draw down funds under and repay the credit facility and continue to meet applicable requirements under the credit facility, the Company’s ability to make repurchases of shares of common stock and its debt under the Company’s repurchase plan or otherwise, adverse economic conditions, the effects of competition in the Company’s markets, its relatively small size compared with its competitors, its ability to compete, manage, integrate, market, maintain, and attract sufficient customers for its products and services, adverse changes in labor matters, including workforce levels, the Company’s ability to service its debt (including pursuant to refinanced credit arrangements) and refinance as required, labor negotiations, including renegotiating the collective bargaining agreement, employee benefit costs, the Company’s ability to control other operating costs, disruption of suppliers’ provisioning of critical products or services, the impact of natural or man-made disasters, changes in the Company’s relationships with large customers, unforeseen changes in public policies, regulatory changes, changes in technology and standards, its internal control over financial reporting, and changes in accounting standards or policies, which could affect reported financial results. For further information regarding risks and uncertainties associated with the Company’s business, please refer to its SEC filings, including, but not limited to, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q. Copies of the Company’s SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com or at the SEC’s website, www.sec.gov.

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska. The company operates a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit www.alaskacommunications.com or www.alsk.com.

Alaska Communications Media Contact:

Heather Cavanaugh, 907-564-7722

Alaska Communications Investor Contact:

Tiffany Smith, 907-564-7556

investors@acsalaska.com